Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-72156 and 333-136971) of Ameren Corporation of our report dated June 29, 2009 relating to the financial statements of Ameren Corporation Savings Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
June 29, 2009